Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 5, 2004, relating to the financial statements of McCormick & Schmick Holdings LLC and Subsidiaries as of December 28, 2002 and December 27, 2003 and for the 52-week periods then ended and the period from August 23, 2001 to December 29, 2001 and of the Predecessor for the period from December 31, 2000 to August 22, 2001, which appear in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Portland, Oregon

April 28, 2004